Exhibit 99.1

Dear Fellow Shareholders,	April 7, 2008

The last year has been very difficult for Metro One Telecommunications.  The beginning of our active involvement with the Company was in the context of joining another investor in providing additional capital with the goal of creating a profitable business. Despite our intervention last summer, it became increasingly clear that the Company would probably run out of cash before it could achieve success in the classic Directory Assistance business.  The Company provided a high-quality, American-based service but we could not find enough customers willing to pay what was required to make this service successful for everyone.

We recently announced the very difficult decision of withdrawing from the facilities-based Directory Assistance business that had been the Company’s core business. This will significantly cut the monthly cash burn and provide more opportunity for our remaining activities to reach success. Simply put, the time, attention and money previously spent on the unsuccessful Infone initiative, combined with changing competitive pressures, depleted the Company’s resources and contributed to where we now find ourselves.

What are we left with now? We have a small data business that has been developed over the last few years. We believe there are meaningful opportunities, but so far we have not yet realized them in a significant way.  We expect this to change with greater focus.  More recently, we have started a contact center business where we provide inbound and outbound calling to customers for a number of purposes. As a “start-up,” this will take some time to reach sufficient scale, but it is now growing and we anticipate further success. Finally, over the years the Company has developed a large patent and intellectual property portfolio relating to various features and processes both concerning directory assistance and having application in other fields.  We intend to aggressively move to monetize our portfolio in ways that will be in the best interests of the Company and its shareholders, including discovering ways to obtain value from those who may be infringing on our property without permission.

In addition to these three initiatives, the Board and management will investigate other opportunities that arise through our drive to stop the cash burn and create value for shareholders. We hope that the bold decisions we have taken will over time prove to be beneficial.

We appreciate your support as we all endure the painful change of a significant shift in our business.

Respectfully yours,

/s/ Kenneth D. Peterson, Jr.	/s/ James F. Hensel
KENNETH D. PETERSON, JR. Chairman	JAMES F. HENSEL Chief Executive Officer